Exhibit 99.1

6721 Columbia Gateway Drive • Columbia • Maryland • 21046 • U.S.A.

Telephone: 433.539.5008 • Fax: 410.312.2705 • Internet: sales@integ.com • Web: http://www.integ.com

For Immediate Release

INTEGRAL SYSTEMS ANNOUNCES FINAL SETTLEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION

COLUMBIA, MD, July 30, 2009 – Integral Systems, Inc., (NASDAQ: ISYS) today announced that it has reached a settlement with the Securities and Exchange Commission (“SEC”) concerning the SEC’s previously disclosed investigation, as more fully described in the Company’s 2008 Form 10-K and other periodic filings.

Under the settlement, the Company consented to a “cease and desist” order requiring future compliance with certain provisions of Federal securities laws and regulations. The settlement does not require the Company to pay a monetary penalty and concludes the SEC’s investigation into these matters with respect to the Company. In the order, the SEC stated that in determining to accept the settlement, it considered both remediation efforts undertaken by and cooperation from the Company.

“We are pleased with the resolution of the SEC investigation as it relates to Integral Systems,” said Integral Systems CEO, John Higginbotham. “We are putting this matter behind us and are focused on the Company’s future growth and success.”

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ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., applies more than 25 years experience to provide integrated technology solutions for SATCOM-interfaced networks. Customers have relied on the Integral Systems family of companies (Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the US Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems is listed in Forbes’ Top 200 Small Companies in America for 2008. For more information, visit www.integ.com.

Company Contact:	Media Contact:
Kathryn Herr	Andrew Miller
Vice President, Marketing and Communications	Zeno Group for Integral Systems
Integral Systems, Inc.	Phone: 707.386.1193
Phone: 443.539.5118	andrew.miller@zenogroup.com
kherr@integ.com